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                                                                     Exhibit 5.1




                                                       July 19, 1996


Silicon Graphics, Inc.
2011 North Shoreline Boulevard
Mountain View, CA  94043-1389

Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 to be filed by Silicon Graphics, Inc. (the "Company") with the Securities Exchange Commission on or about July 19, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 6,033,106 shares of the Company's common stock, par value $0.001 per share, to be issued pursuant to the 1993 Long-Term Incentive Stock (the "Plan Shares"). I have examined the proceedings taken and proposed to be taken in connection with the issuance and sale of the Plan Shares to be issued under such Plan.

It is my opinion that, upon completion of the proceedings being taken or contemplated to be taken prior to the issuance of the Plan Shares pursuant to the Plan, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Plan Shares will be legally and validly issued, fully-paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendments thereto.

                                   Sincerely,


                                   /s/ Sandra M. Escher
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                                   Sandra M. Escher
                                   Senior Counsel